EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
April 17, 2015
Centrus Energy Corp. Announces Management Transition
BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT:LEU) announced today that Senior Vice President and Chief Operating Officer Robert Van Namen will be stepping down from his position at Centrus on May 29, 2015.
Van Namen joined the Company in 1999 as vice president of marketing and sales and was promoted to senior vice president in 2004. Working closely with nuclear utilities around the world, Van Namen’s marketing and sales team built a strong record of reliability by delivering low enriched uranium on time and meeting specifications and by being responsive to the needs of our utility customers. Van Namen was given increased responsibilities in 2005 when he was put in charge of the Company’s uranium enrichment operations, including enrichment operations at the Paducah Gaseous Diffusion Plant (GDP) and government services work at the Portsmouth GDP. Throughout his tenure, Van Namen has been involved with a variety of programs to develop employees and broaden opportunities, particularly in the area of workforce diversity.
Van Namen said that steps taken over the past two years to strengthen the Company’s financial condition, to transition to a new board of directors and to select Daniel Poneman as the Company’s new president and chief executive officer had brought stability to Centrus. “After 16 years with the Company and with Dan now at the helm, this is a good time for me to consider the next phase of my career,” Van Namen said.
“I have been especially fortunate to have worked with an incredible group of talented and professional people over the years. I leave with the highest confidence in Centrus to continue to provide reliable fuel supplies to the nuclear industry, providing energy security and supporting nonproliferation efforts while advancing our Nation’s low-carbon energy strategy,” Van Namen said.
Poneman said that Centrus had benefited from Van Namen’s leadership, close working relationship with customers and expertise in managing the uranium enrichment enterprise. “We appreciate Bob’s dedicated service to the Company and the great strides his team has made to advance an American enrichment capability, including important efforts in Ohio and Tennessee,” Poneman said.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants.
###
Contact:
Media: Jeremy Derryberry (301) 564-3392
Investors: Don Hatcher (301) 564-3460